AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE
BY
FCPT ACQUISITIONS, LLC, A DELAWARE LIMITED LIABILITY COMPANY

(“PURCHASER”)
AND
BRINKER PROPERTY CORPORATION, A DELAWARE CORPORATION and
BRINKER PROPCO FLORIDA, INC., A DELAWARE CORPORATION

(“SELLER”)

Dated as of August 1, 2018

AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE
This Agreement for Purchase and Sale of Real Estate (this “Agreement”) is dated as of August 1, 2018 (the “Effective Date”), by and among FCPT ACQUISITIONS, LLC, a Delaware limited liability company (“Purchaser”), and BRINKER PROPERTY CORPORATION, a Delaware corporation (“Brinker Propco”) and BRINKER PROPCO FLORIDA, INC., a Delaware corporation (“Brinker Propco Florida” and collectively with Brinker Propco, “Seller”).

R E C I T A L S:
WHEREAS, Brinker Propco owns certain real property described on Exhibit “A-1” in the Exhibits (as defined below) (the “Non-Florida Land”), and the buildings, fixtures and other improvements located thereon, and rights and privileges appurtenant thereto (said buildings, fixtures and other improvements hereinafter collectively referred to as the “Non-Florida Improvements”). The term “fixtures” shall have the meaning given it under applicable law, but shall (i) specifically include walk-in coolers or freezers and any bar coolers, and (ii) specifically exclude all trade fixtures. Each such parcel of Non-Florida Land, together with the Improvements thereon, is hereinafter referred to as a “Non-Florida Property”, and collectively the “Non-Florida Properties” and
WHEREAS, Brinker Propco Florida owns certain real property described on Exhibit “A-2” in the Exhibits (the “Florida Land”), and the buildings, fixtures and other improvements located thereon, and rights and privileges appurtenant thereto (said buildings, fixtures and other improvements hereinafter collectively referred to as the “Florida Improvements”). The term “fixtures” shall have the meaning given it under applicable law, but shall (i) specifically include walk-in coolers or freezers and any bar coolers, and (ii) specifically exclude all trade fixtures. Each such parcel of Land, together with the Improvements thereon, is hereinafter referred to as a “Florida Property”, and collectively the “Florida Properties.” The Non-Florida Land and Florida Land are collectively and individually, as the case may be, referred to herein as the “Land”. The Non-Florida Improvements and Florida Improvements are collectively and individually, as the case may be, referred to herein as the “Improvements.” The Non-Florida Property and Non-Florida Properties and the Florida Property and Florida Properties are collectively and individually, as the case may be, referred to herein as “Property” and collectively the “Properties.” As appropriate, references to Seller herein shall mean (i) Brinker Propco Florida as to the Florida Land, Florida Improvements and Florida Properties, and (ii) Brinker Propco as to the Non-Florida Land, Non-Florida Improvements and Non-Florida Properties. Schedule I in the Schedules (defined below) sets forth the address of each Property, the Property number (#), and the Seller of each Property; and
WHEREAS, Brinker Propco Florida desires to sell and Purchaser desires to purchase the Florida Properties, together with certain other assets, rights and interests hereinafter more specifically described, all upon the terms and conditions hereinafter set forth; and
WHEREAS, Brinker Propco Florida desires to enter into a Lease (as hereinafter defined) with Purchaser, as landlord, and Purchaser desires to enter into a Lease with Brinker Propco Florida, as tenant, for each of the Florida Properties, all upon the terms and conditions hereinafter set forth; and
WHEREAS, Brinker Propco desires to sell and Purchaser desires to purchase the Non-Florida Properties, together with certain other assets, rights and interests hereinafter more specifically described, all upon the terms and conditions hereinafter set forth; and
WHEREAS, Brinker Propco desires to enter into a Lease with Purchaser, as landlord, and Purchaser desires to enter into a Lease with Brinker Propco, as tenant, for each of the Non-Florida Properties, all upon the terms and conditions hereinafter set forth; and
WHEREAS, Seller has delivered to Purchaser a document titled Schedules concurrently with its execution and delivery of this Agreement (the “Schedules”), and the Schedules contain certain information relating to this Agreement and are made a part hereof. Further, Seller has delivered to Purchaser a document titled Exhibits concurrently with its execution and delivery of this Agreement (the “Exhibits”), and the Exhibits contain certain information relating to this Agreement and are made a part hereof
NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto do hereby covenant and agree as follows:
1.    PURCHASE AND SALE; LEASE.
1.1 Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, upon the terms and conditions hereinafter set forth, the Properties, including the following assets, rights and other interests related thereto (the Properties, together with such assets, rights and other interests being collectively referred to herein as the “Assets”): Seller’s right, title and interest in the Land and the Improvements and Seller’s right, title and interest in all oil, gas and other mineral rights associated with the Properties, easements, reciprocal easement agreements, operating agreements, licenses, rights of way, permits and other appurtenances thereto, if any, and all renewal options, purchase options, rights of first refusal and expansion rights relating thereto, if any (including Seller’s rights in and to public streets, whether or not vacated, if any and to the extent assignable).
1.2 Notwithstanding anything contained in this Agreement to the contrary, the following are expressly excluded from the transactions contemplated by this Agreement and do not comprise the Assets being transferred hereunder:
A.    All furniture, trade fixtures and equipment (other than equipment that constitutes fixtures), personal property of Seller, and all inventory, in each case located on the Properties.
B.    All permits and licenses, including pharmacy, liquor and similar licenses, directly related to the operation of the businesses at the Properties.
C.    All agreements relating to the operation of the businesses at the Properties (including, but not limited to, landscaping agreements, maintenance agreements, trash collection agreements, signage agreements, utility agreements, internet agreements and cable and satellite agreements) (collectively, the “Excluded Contracts”).
D.    All Operating Leases (hereinafter defined).

1.3	On the Closing Date, Seller and Purchaser shall enter into a lease substantially in the form of Exhibit “D” in the Exhibits with respect to each Property (the “Lease”).
2.    PURCHASE PRICE. The total purchase price for the Assets shall be One Hundred Fifty Five Million Six Hundred Eighty Five Thousand Three Hundred Fifty Nine and No/100 Dollars ($155,685,359) (as the same may be adjusted pursuant to the express terms of this Agreement, the “Purchase Price”) and shall be payable by Purchaser to Seller as follows:
2.1 On or before 5:00 p.m., Central Standard Time on the date which is two (2) days after the Effective Date, Purchaser shall deposit Seven Million Seven Hundred Eighty Four Thousand Two Hundred Sixty Eight and No/100 Dollars ($7,784,268) (the “Earnest Money Deposit”), with Chicago Title Insurance Company, 711 Third Avenue, #500, New York, New York 10017, Attention: Neal J. Miranda; E-Mail: Neal.Miranda@ctt.com (“Escrowee”), which amount the parties have bargained for and agreed to as consideration for the Seller’s execution and delivery of this Agreement and grant to Purchaser of Purchaser’s exclusive right to conduct its diligence of the Properties, as more particularly described herein. The Earnest Money Deposit is in addition to, and independent of, any other consideration or payment provided in this Agreement, and is non-refundable to Purchaser, except, in each case, as otherwise provided for in this Agreement.  If the Closing contemplated by this Agreement occurs, the Earnest Money Deposit shall be applied against the Purchase Price on the Closing Date.  The Earnest Money Deposit shall be held by Escrowee in an interest-bearing account pursuant to a sole order escrow agreement substantially in the form of Exhibit “B” in the Exhibits (the “Escrow Agreement”). If the transaction contemplated by this Agreement is not so consummated, the Earnest Money shall be held and delivered by the Escrowee as herein provided.
2.2 The remainder of the Purchase Price, subject to prorations and adjustments provided for in this Agreement (the “Closing Payment”), by wire transfer at Closing.
2.3 Seller and Purchaser each agree that all Transfer Taxes will be paid, and any tax returns or reports required to be filed in connection therewith will be filed, in accordance the allocations set forth on Schedule I in the Schedules; provided, however, that nothing in this Section 2.3 shall require Seller or Purchaser to use the allocations set forth on Schedule I in the Schedules for income tax reporting purposes. This Section shall survive Closing.
2.4    Contemporaneously with the execution of this Agreement, Purchaser shall deliver to Escrowee for delivery to Seller the amount of Five Hundred and No/100 Dollars ($500.00) (“Independent Contract Consideration”), which amount the parties bargained for and agreed to as consideration for Seller’s execution, delivery and performance of this Agreement. The Independent Contract Consideration shall be delivered to Escrowee by wire transfer, and the Escrowee is hereby instructed to deliver same to Seller on demand. This Independent Contract Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement, is nonrefundable, and shall be retained by Seller notwithstanding any other provision of this Agreement.
3.    TITLE AND DUE DILIGENCE MATERIALS.
3.1 Fee simple title to the Properties shall be conveyed to Purchaser subject only to the Permitted Exceptions (hereinafter defined). Conveyance to Purchaser of fee simple title to the Properties shall be by the applicable Seller’s delivery of an executed special warranty deed substantially in the form of Exhibit "C" in the Exhibits (the “Deed”), with such reasonable changes to such form as may be reasonably necessary to permit such Deed to be recorded in the applicable recording office for real estate records which is applicable to the Properties or as may be reasonably necessary to conform such Deed to any other requirements with respect to the form of special warranty deeds imposed by the laws of the state in which the Properties are located.
3.2    Purchaser and Seller acknowledge that Seller has delivered (or made available to Purchaser by means of an electronic data-room maintained by Seller) to Purchaser the following items regarding each of the Properties (collectively, the “Due Diligence Materials”): (1) a preliminary title report or commitment for title insurance from Escrowee with respect to each Property (each, a “Title Commitment” and collectively, the “Title Commitments”), (2) an updated survey with respect to each Property (each, a “Survey” and collectively, the “Surveys”), (3) a Phase I environmental site assessment report with respect to each Property (each, a “Phase I Report” and collectively the “Phase I Reports”), (4) a property condition report with respect to each Property (each, a “PCR” and collectively the “PCRs”), and (5) a zoning report with respect to each Property (each, a “Zoning Report” and collectively the “Zoning Reports”). If the Due Diligence Materials disclose exceptions to title to a Property, survey defects or any other matters which are not acceptable to Purchaser, including, without limitation, any Material Defects (as defined below) (any such condition being referred to herein as an “Unpermitted Exception”), then Purchaser shall deliver written notice to Seller (the “Objection Notice”) of any such Unpermitted Exception on or prior to 5:00 p.m. Central Standard Time on July 17, 2018 (the "Objection Deadline”); provided, however, Purchaser shall not be permitted to object to any Permitted Exception (as defined below). Any exceptions to title to a Property disclosed by the Due Diligence Materials that are not objected to by Purchaser on or prior to the expiration of the Objection Deadline shall be deemed Permitted Exceptions (defined below). Seller shall have until the date which is one (1) business day prior to the expiration of the Due Diligence Period (“Seller’s Response Deadline”) in which to give Purchaser notice as to whether Seller will use commercially reasonable efforts to cause certain Unpermitted Exceptions set forth in such Objection Notice to be removed from title, insured over by the Escrowee on the applicable Title Policy, or otherwise reasonably mitigated or cured (in Seller’s sole discretion), and in the case of any Material Defects, object to such characterization (the “Seller’s Title Response”). If Seller gives such Seller’s Title Response to Purchaser, then Seller shall use commercially reasonable efforts to take such action as Seller indicates. Any Unpermitted Exceptions previously objected to by Purchaser which Seller has not agreed to use commercially reasonable efforts to cure or have removed or insured over by the Escrowee on the applicable Title Policy shall become Permitted Exceptions if Purchaser does not elect to exclude the applicable Property prior to the expiration of the Due Diligence Period (and otherwise in accordance with the terms set forth in Section 7.3(C) hereof).
3.3    If, between the expiration of the Objection Deadline and Closing, any of the Due Diligence Materials add or modify any Unpermitted Exceptions or modify any Permitted Exceptions (“Supplemental Exceptions”) and such Supplemental Exceptions (i) were caused by, through or under Seller and (ii) materially affect the value or Purchaser’s intended use of the affected Properties (“Material Supplemental Exceptions”), then Purchaser shall deliver written notice to Seller (“Supplemental Objection Notice”), within forty-eight (48) hours of receiving the same from Escrowee, if it objects to any such Material Supplemental Exceptions (the “Unpermitted Supplemental Exceptions”). Seller shall use commercially reasonable efforts to cause such Unpermitted Supplemental Exceptions to be removed from title or insured over by the Escrowee at or prior to Closing.
3.4    Notwithstanding anything contained herein, the term “Permitted Exceptions” shall be deemed to include the following: (a) all applicable zoning and building laws, restrictions, regulations and ordinances (but shall not include any violation of any of the foregoing); (b) encroachments that do not, and are not reasonably likely to, materially impair or interfere with the present or future use of the applicable Property; (c) the state of facts shown on the applicable Survey of each Property provided such facts are not reasonably likely to materially impair the present or future use of the applicable Property; (d) real estate taxes, and water and sewer charges and other similar charges, which are not yet due and payable as of the Closing Date; (e) easements, and rights of public utilities which do not, and are not reasonably likely to, prevent in any material way, prohibit, or materially impair or interfere with the present or future use of the applicable Property; (f) covenants, conditions, restrictions and other instruments or encumbrances set forth in the Title Commitment for the applicable Property which do not, and are not reasonably likely to, prevent in any material way, prohibit or materially impair the present or future use of the applicable Property; (g) monetary liens for which the provision for payment in the form of an escrow has been made to the satisfaction of Escrowee; (h) liens, claims, encumbrances, security interests, title exceptions or imperfections of title caused by or resulting from the acts of Purchaser or any of its affiliates, employees, officers, directors, agents, contractors, invitees or licensees; (i) the Excluded Contracts, (j) the Operating Leases (hereinafter defined), (k) all items and conditions that are deemed to be a Permitted Exception pursuant to Section 3.2 of this Agreement, and (l) any matters, encumbrances, instruments or exceptions which Seller causes the Escrowee to insure over on a Title Policy issued by the Escrowee to Purchaser at Closing. As used in this Agreement, the term “Operating Leases” shall mean any leases, licenses or other occupancy agreements (and any amendments, extensions or other modifications thereof) between Seller, on the one hand, and entities that are affiliates of Seller, on the other hand, concerning the use or occupancy of all or part of a Property.
3.5    Notwithstanding anything to the contrary herein contained, Seller covenants and agrees that at or prior to Closing, Seller shall (i) pay in full and cause to be canceled and discharged or otherwise cause the Escrowee to insure over all mechanics’ and contractors’ liens which encumber the Land and Improvements as of the date of Closing and which have been placed on the Land and Improvements in connection with work authorized by any Seller; and (ii) cause to be released all loan security documents entered into by any Seller which encumber any of such Seller’s interest in the Assets.
4.    ASSUMPTION OF LIABILITIES.    Subject to the terms and conditions set forth in this Agreement and the Lease, effective as of the Closing, Purchaser shall assume, pay and discharge all claims, liabilities or obligations of any kind, fixed or contingent, known or unknown, relating to or arising in connection with the use, non-use, and ownership of the Properties, to the extent such claims, liabilities and obligations accrue with respect to, and are attributable to, facts or circumstances first occurring during the period from and after 12:01 a.m. on the Closing Date. Subject to the terms and conditions set forth in this Agreement and the Lease, Purchaser will (and will cause its assignees and successors to) fully and promptly perform all of the obligations of Seller assumed by Purchaser pursuant to this Agreement accruing and attributable to the period from and after 12:01 a.m. on the Closing Date.
5.    DEFAULT.
5.1 If Purchaser shall fail to render the performance required of it under this Agreement within five (5) days after notice from Seller informing Purchaser of such failure, then Seller may exercise one (1) of the following rights and remedies as its sole and exclusive right and remedy:
A.    Terminate this Agreement and retain the Earnest Money Deposit, which shall be deemed full liquidated damages and not a penalty. The parties acknowledge the difficulty and impracticability of ascertaining Seller’s damages in the event of Purchaser’s default, including Seller’s costs, expenses and fees in connection therewith, and agree that each of the amounts referenced herein, whether applicable separately or together, result from a reasonable attempt by the parties to consider the consequence to Seller and represent a reasonable estimate of Seller’s damages arising from Purchaser’s default. Neither Seller nor Purchaser thereafter shall have any further rights, obligations or liabilities under this Agreement except for the obligations which are expressly deemed to survive such termination pursuant to the terms hereof.
B.    Forbear the satisfaction of any unsatisfied conditions and consummate the Closing.
The foregoing shall in no way be deemed to limit the extent of Seller’s damages or Purchaser’s liability to Seller pursuant to any indemnification provision of this Agreement, including without limitation, Sections 7.5.
5.2 If Seller shall fail to render the performance required of them under this Agreement within five (5) days after notice from Purchaser informing Seller of such failure, then Purchaser, may exercise one (1) of the following rights and remedies as its sole and exclusive right and remedy:
A.    Terminate this Agreement in which event (a) Escrowee shall be required to refund the Earnest Money Deposit to Purchaser, and (b) solely in the event that specific performance is not available to Purchaser on account of a pending or actual sale by Seller to a third party, Purchaser shall be entitled to recover from Seller money damages not to exceed an amount equal to the amount of the Earnest Money Deposit, both (a) and (b), whether applicable separately or together, being full liquidated damages and not a penalty. The parties acknowledge the difficulty and impracticability of ascertaining Purchaser’s damages in the event of Seller’s default, including Purchaser’s costs, expenses and fees in connection therewith, and agree that each of the amounts referenced herein, whether applicable separately or together, result from a reasonable attempt by the parties to consider the consequence to Purchaser and represent a reasonable estimate of Purchaser’s damages arising from Seller’s default. Neither Seller nor Purchaser thereafter shall have any further rights, obligations or liabilities under this Agreement except for the obligations which are expressly deemed to survive such termination pursuant to the terms hereof.
B.    Exercise, pursue and enforce any right of specific performance to require Seller to convey the Assets to Purchaser.
C.    Forbear the satisfaction of any unsatisfied conditions and consummate the Closing.
6.    CONDITIONS PRECEDENT TO CLOSING.
6.1 In addition to any other conditions to Purchaser’s obligation to close set forth in this Agreement, Purchaser’s obligation to close hereunder is subject to each and all of the following conditions precedent:
A.    All of Seller’s representations and warranties contained in this Agreement shall be true and correct in all material respects when made and also as of the Closing Date when remade.
B.    All documents, instruments and assurances required hereunder to be delivered to Purchaser shall have been duly delivered to Purchaser.
C.    All material covenants and agreements of Seller under this Agreement shall have been duly performed and satisfied.
D.    At Closing, Escrowee will be committed to deliver to Purchaser one or more ALTA owner's title insurance policies with extended coverage (to the extent that extended coverage is available in a particular jurisdiction), or in the case of Properties in the State of Texas, a standard form of Owner’s Policy of Title Insurance as prescribed by the Texas State Board of Insurance, insuring title to each Property subject only to the Permitted Exceptions (each, a “Title Policy” and collectively, the “Title Policies”), in an amount not less than the portion of the Purchase Price allocated to such Property on Schedule I in the Schedules, provided that (i) in advance of Closing, Purchaser shall have taken all necessary and customary actions to arrange for or allow issuance of such Title Policies by Escrowee, and (ii) all necessary premiums or other charges required for the issuance of such Title Policies are paid pursuant to Section 12.1. The immediately preceding sentence shall survive the termination of this Agreement.
6.2    In addition to any other conditions to Seller’s obligation to close set forth in this Agreement, Seller’s obligation to close hereunder is subject to each and all of the following conditions precedent:
A.    All of Purchaser’s representations and warranties contained in this Agreement shall be true and correct in all material respects when made and also as of the Closing Date when remade.
B.    All documents, instruments and assurances required hereunder to be delivered to Seller shall have been duly delivered to Seller.
C.    All material covenants and agreements of Purchaser under this Agreement shall have been duly performed and satisfied.
7.    INSPECTIONS; ACCESS; EXCLUSIONS
7.1 Purchaser and its representatives shall be permitted to enter upon the Properties at any reasonable time and from time to time (whether during or after the Due Diligence Period) to examine, inspect and investigate the Properties as well as all records and other documentation provided by Seller (collectively, “Investigations”). Notwithstanding the foregoing, Purchaser shall not perform any invasive examinations, inspections, investigations or tests at or on the Properties (including, without limitation, any “Phase II” environmental tests) without the prior written consent of Seller, which consent may be withheld in Seller’s sole and absolute discretion. The Investigations shall be subject to the terms, conditions and limitations set forth in this Article 7 and Purchaser’s conduct thereof shall be in strict compliance with its covenants and agreements contained herein. Except as expressly provided in Section 12.1, Purchaser shall be solely responsible for all costs and expenses incurred in connection with Purchaser’s Investigations. In no event shall Purchaser’s right to conduct Investigations as provided herein after the Due Diligence Period be deemed to extend the Due Diligence Period.
7.2 Purchaser shall have the right to enter upon the Properties for the purpose of conducting its Investigations provided that in each such instance (i) Purchaser notifies Seller of its intent to enter the Properties to conduct its Investigations not less than forty-eight (48) hours prior to such entry; (ii) the date and approximate time period are scheduled with Seller; and (iii) Purchaser is in full compliance with the insurance requirements set forth in this Article 7. At Seller’s election, a representative of the Seller may be present during any entry by Purchaser or its representatives upon the Properties for conducting its Investigations. Purchaser shall take all necessary actions to ensure that neither it nor any of its representatives interfere with any ongoing operations occurring at the Properties, and Purchaser acknowledges that Investigations shall not be performed inside or on the roof of any buildings during lunch and dinner hours. Purchaser shall not cause or permit any mechanic’s liens, materialmen’s liens or other liens to be filed against the Properties as a result of its.
7.3    Purchaser shall have until 5:00 p.m., Central Standard Time, on July 30, 2018 (the “Due Diligence Period”), to conduct its Investigations and, in Purchaser’s discretion, to determine whether the Assets are acceptable to Purchaser according to only one of the following:
A.    Purchaser may elect to purchase all of the Assets in accordance with the terms and conditions of this Agreement, in which event Purchaser shall not be required to provide any additional notice to Seller prior to the expiration of the Due Diligence Period and the Earnest Money Deposit, including all interest earned thereon, shall automatically become fully earned by Seller and non-refundable (except as otherwise expressly set forth in this Agreement).
B.    Purchaser may elect to terminate this Agreement for any or no reason, by delivering written notice thereof to Seller on or before the expiration of the Due Diligence Period (whether delivered by Purchaser or Seller pursuant to this Section 7.3, a “Termination Notice”). If Purchaser does not timely deliver a Termination Notice, Purchaser shall be conclusively deemed to have waived its right to elect to terminate this Agreement during the Due Diligence Period and shall be conclusively deemed to have elected to purchase all of the Assets in accordance with the terms and conditions of this Agreement (except for any Assets excluded pursuant to Section 7.3(C)). In the event Purchaser timely delivers a Termination Notice, the Earnest Money Deposit, including all interest earned thereon, shall be returned to Purchaser, and neither party shall have any further obligations to the other party hereunder, except for the obligations which are expressly deemed to survive such termination pursuant to the terms hereof.
C.     If, prior to the Objection Deadline, Due Diligence Materials disclose Material Defect(s) (defined below), then Purchaser may deliver written notice to Seller on or prior to the Objection Deadline describing with specificity such Material Defect(s) and the Properties Purchaser desires to exclude from the transaction contemplated by this Agreement (the “Exclusion Notice”), which such Exclusion Notice shall be included, but separately identified, in Purchaser’s Objection Notice. Any Material Defects as found in the Due Diligence Materials prior to the Objection Deadline which are not objected to by Purchaser in a timely Exclusion Notice shall be deemed approved by Purchaser. In all instances under this Agreement, prior to the expiration of Seller’s Response Deadline, Seller shall have the right to contest any characterization of an Unpermitted Exception as a “Material Defect” and cure such Unpermitted Exception prior to or at Closing, in which event the Property subject to such Unpermitted Exception shall not be excluded from the transaction contemplated by this Agreement and the Purchase Price shall not be adjusted to deduct the amount of the Purchase Price allocated to such excluded Property as described below. In the event that Purchaser delivers to Seller an Exclusion Notice that (i) identifies uncontested and bona fide Material Defect(s) or (ii) that identifies bona fide Material Defect(s) that are contested but not cured by Seller prior to Closing, such Property(ies) subject to the Material Defect(s) may be excluded from the transaction contemplated by this Agreement (in Purchaser’s sole discretion) and the Purchase Price shall be adjusted to account for the exclusion of such Property(ies) by deducting the amount of the Purchase Price allocated to such excluded Property(ies) as set forth in Schedule I in the Schedules and neither party shall have any further rights or obligations hereunder with respect to each such excluded Property(ies), except for the obligations expressly deemed, pursuant to the terms and provisions of this Agreement, to survive the termination of this Agreement, and this Agreement shall continue in full force and effect with respect to all Properties not so excluded; provided, however, that in no event shall Purchaser have the right to designate more than five (5) Properties for exclusion pursuant to this Section 7.3(C) (the “Property Exclusion Threshold”). If Purchaser’s Exclusion Notice seeks to exclude properties pursuant to the foregoing in excess of the Property Exclusion Threshold, then Seller may, in Seller’s sole discretion, either (1) agree to such additional exclusions beyond the Property Exclusion Threshold, or (2) terminate this Agreement by delivering to Purchaser on or before the expiration of the Due Diligence Period a Termination Notice, and the Earnest Money Deposit, including all interest earned thereon, shall be returned to Purchaser, and neither party shall have any further obligations to the other party hereunder, except for the obligations which are expressly deemed to survive such termination pursuant to the terms of this Agreement. If Seller does not timely deliver a Termination Notice to Purchaser pursuant to the foregoing, Seller shall be conclusively deemed to have waived such right to terminate this Agreement pursuant to its rights set forth in this Section 7.3(C) and Purchaser shall be conclusively deemed to have elected to purchase all of the Assets excluding those Properties with uncontested and bona fide Material Defect(s) identified in Purchaser’s Exclusion Notice (and the Purchase Price shall be adjusted to account for the exclusion of such Properties as provided above) in accordance with the terms and conditions of this Agreement. For the purposes of this Agreement, and notwithstanding the provisions of Section 3.4 above, a “Material Defect” shall mean any of the following that materially adversely affects the value of such Property as found in the Due Diligence Materials: (1) the identification of a Recognized Environmental Condition (as such term is defined in ASTM E1527-13) in the Phase I Environmental Site Assessment related to such Property, unless Seller permits a Phase II Environmental Site Assessment (a “Phase II”) with respect to such Property and said Phase II concludes that no further action or investigation is recommended, or the presence of Hazardous Materials (defined herein) (other than lead based paint or asbestos containing materials), the concentration, amount or presence of which exceeds those allowed by applicable law at the Property for commercial use of the Property, including the specific commercial use of the Property being currently used by Seller; (2) a material violation of applicable zoning laws, which shall be deemed to not include any legally non-conforming status based on use or structure of any Property or an item (a) with respect to which Escrowee commits to issuing a title insurance endorsement insuring over the risk presented by such item, and (b) Seller commits to paying the cost of such endorsement at Closing; (3) a material title or survey defect that is not a Permitted Exception and cannot be cured prior to Closing, insured over by the Escrowee on the applicable Title Policy, or that can be so cured or insured over, but that Seller fails or refuses to cure or insure over prior to Closing, or (4) a material structural issue that cannot be corrected or made subject to a plan for correction by Seller prior to Closing or that Seller fails or refuses to correct or make subject to a plan for correction prior to Closing. Notwithstanding anything to the contrary contained herein, if there is a Supplemental Exception that constitutes a Material Defect and Seller is unable, after exercising commercially reasonable efforts, to remove, reasonably mitigate or cure (in the sole discretion of Seller) such Supplemental Exception, then Seller shall not be in default under this Agreement and Purchaser may, as its sole right and remedy in such event, elect to do one of the following: (i) exclude no more than one (1) additional Property from the transaction contemplated by this Agreement due to such Material Defect affecting such Property (the “Supplemental Excluded Property”) by promptly delivering a written notice thereof to Seller prior to Closing with respect to such Supplemental Excluded Property (a “Notice of Supplemental Exclusion”), in which event the Purchase Price shall be adjusted to account for the exclusion the Supplemental Excluded Property by deducting the amount of the Purchase Price allocated to the Supplemental Excluded Property on Schedule I in the Schedules and neither party shall have any further rights or obligations hereunder with respect to the Supplemental Excluded Property, except for the obligations expressly deemed, pursuant to the terms and provisions of this Agreement, to survive the termination of this Agreement; (ii) provide a Supplemental Notice of Exclusion seeking to exclude more than one (1) Property pursuant to this sentence, in which event Seller may, in Seller’s sole discretion, either (x) agree to such additional exclusions (and the Purchase Price shall be adjusted to account for the exclusion of such Properties as provided above) or (y) terminate this Agreement, and the Earnest Money Deposit, including all interest earned thereon shall be returned to Purchaser and neither party shall have any further rights or obligations hereunder, except for the obligations expressly deemed, pursuant to the terms and provisions of this Agreement, to survive the termination of this Agreement, or (iii) waive its rights in this sentence (in which event any remaining Material Defects shall be deemed to be approved by Purchaser) and consummate the Closing.
D.    As of the Effective Date, the language proposed in Paragraph 18(b) of the Lease for the Property located in Greenville, Texas (the “Greenville Property”) is still being reviewed by Seller’s accountants for compliance with sale-leaseback accounting standards. In the event that Seller’s accountants do not approve such language for the Greenville Property, Seller will not be obligated to include such language in the Lease for the Greenville Property, and the Closing for the Greenville Property shall be extended as set forth in Section 8.
7.4    Purchaser agrees and covenants with Seller not to disclose to any third party without Seller’s prior written consent, any of the reports or any other documentation or information obtained by Purchaser that relate to the Properties, including without limitation the Due Diligence Materials (collectively, the “Property Information”), or the Seller in any way, all of which shall be used by Purchaser and its agents solely in connection with the transaction contemplated hereby; provided, however, that the foregoing shall not be construed to prevent Purchaser from (a) disclosing such information as needed to its members, officers, directors, shareholders, employees, beneficiaries, trustees, agents, representatives, attorneys, lenders, and accountants directly in connection with the evaluation and consummation of the transactions contemplated herein, and any potential third party buyers of any of the Properties and their lenders (provided such party agrees to keep all such information confidential under the same terms applicable to Seller in this Section 7.4 pursuant to a confidentiality agreement memorializing same); (b) making (without the consent of, but upon notice to, Seller) any disclosure required by any applicable law or regulation or judicial process, (c) disclosing such information generally available to the public except by reason of Purchaser’s breach of this Agreement, (d) disclosing such information as required in connection with any enforcement of this Agreement or any of the other transaction documents, or (e) making any required disclosures in recorded documents, filed certificates and similar documents in connection with the Closing. In the event that this Agreement is terminated, Purchaser agrees that all such information will be held in strict confidence and, upon the request of Seller, at Purchaser’s election either (i) will be returned to Seller, or (ii) Purchaser shall provide written notice to Seller of the destruction thereof. The foregoing provision shall survive the termination of this Agreement.
7.5 Purchaser agrees to indemnify, protect, defend and hold Seller and its affiliates, partners, trustees, beneficiaries, directors, shareholders, members, managers, officers, employees, advisors and other agents (collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, claims, losses, damages, costs and expense (including, without limitation reasonable attorneys’ fees and court costs and litigation expenses) suffered or incurred by any of the Indemnified Parties as a direct result of the Investigations or any activities of Purchaser and its representatives related to the Investigations prior to Closing under Section 7.1, including, without limitation, mechanics’ liens, damage to any Property, injury to persons or property directly resulting from such activities, unless caused by the willful or negligent act or omission of Seller or any Indemnified Party. In the event that any Property is disturbed or altered in any way as a direct result of Purchaser’s activities under this Article 7 prior to Closing, Purchaser shall, at its sole cost and expense, promptly restore such Property to substantially the same condition existing prior to the commencement of such activities which disturb or alter such Property. Furthermore, Purchaser agrees to maintain and cause any of its representatives or agents conducting any Investigations to maintain and have in effect commercial general liability insurance (i) with limits of not less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence for personal injury, including bodily injury and death, and property damage, (ii) which names Seller as an additional insured and (iii) which provides for a waiver of subrogation. Upon request of Seller, Purchaser shall deliver to Seller a copy of the certificate or certificates of insurance effectuating the insurance required hereunder prior to the commencement of such activities which certificate or certificates shall provide that such insurance shall not be terminated without at least ten (10) days’ prior written notice to Seller. The foregoing indemnity shall survive the termination of this Agreement and shall also survive Closing and shall not be merged into any documents, executed or delivered at Closing.
7.6 Purchaser acknowledges and agrees that it shall have no right to review or inspect any of the following: (i) internal memoranda, correspondence, analyses, documents, or reports prepared by or for Seller or affiliates of Seller in connection with (A) this Agreement, (B) the transaction contemplated by this Agreement, (C) the acquisition of the Assets by Seller, (D) any prior or current contemplated reorganization of Seller or any of its affiliates, or (E) otherwise; (ii) communications between Seller and any of its affiliates; or (iii) appraisals, assessments or other valuations of the Assets in the possession of Seller or any of its affiliates.
7.7 As used herein, “Hazardous Materials” means (a) any lead-based paint, petroleum, hazardous or toxic petroleum‑derived substances or petroleum products, flammable explosives, radioactive materials, radon, asbestos in any form that is or could become friable (“ACM”), urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (b) any chemicals or other materials or substances which are regulated, classified or defined as or included in the definition of “hazardous substances,” “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “pollutant” or “contaminant” or any similar denomination intended to classify substances by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; and (c) any other waste, material (including, without limitation, building construction materials and debris) or substance that is regulated by, or may in the future form the basis of liability under, any Environmental Law.
7.8 As used herein, “Environmental Laws” means all laws, statutes, rules, regulations, ordinances, common law and other pronouncements (including, without limitation, guidance documents) having the effect of law of the United States or of any other governmental authority, any writ, judgment, decree, injunction or similar order, directive or other requirement of any governmental authority (in each such case whether preliminary or final), and contractual obligations concerning pollution or protection of the environment, sanitation, public and worker health and safety, including Laws relating to wetlands, emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, groundwater, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Comprehensive Environmental Response, Compensation and Liability Information System, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, and similar federal, state, provincial, municipal or local Laws, in all cases as have been or may be amended from time to time.
8.    CLOSING. The consummation of the transaction contemplated hereunder (“Closing”) shall take place, by means of a customary deed and money escrow (the “Closing Escrow”) established with Escrowee as escrow agent, on August 8, 2018, or on such earlier date as the parties may mutually agree. As used herein, the term “Closing Date” shall mean the day of the Closing. The Closing shall be a so-called "New York style" closing where any Title Policies which Purchaser has arranged to be provided to Purchaser at Closing are provided to Purchaser at Closing even though the Deed has not yet been recorded (which Title Policies may be provided in the form of a customary, so called “mark-up” of a title insurance commitment or proforma owner’s title policy). Seller shall provide any so-called "gap" undertaking (in a form reasonably acceptable to Seller) which may be required by Escrowee in order for such "New York style" closing to occur.
Notwithstanding anything to the contrary contained in this Section 8 or elsewhere in this Agreement:
(A) In the event that Seller’s accountants do not approve the Lease language relating to the Greenville Property as described in Section 7.3(D) of this Agreement, then (i) the Closing of the Greenville Property shall occur three (3) business days following receipt of a revised Phase I Environmental Site Assessment report that confirms the absence of a Material Defect as to the Greenville Property, or (ii) in the event that the Phase I Environmental Site Assessment report for the Greenville Property recommends a subsurface investigation and Seller consents to the same, the Closing of the Greenville Property shall occur three (3) business days following receipt of a Phase II Environmental Site Assessment report that confirms the absence of a Material Defect as to the Greenville Property (the conditions described in subsections [i] and [ii] above are collectively referred to as, the “Greenville Condition”). Until such time that the Closing occurs for the Greenville Property, a portion of the Earnest Money Deposit equal to five percent (5.0%) of the Purchase Price allocated to said Greenville Property in Schedule I of the Schedules shall be retained by Escrowee; and
(B) The Closing as to the Property located in Arcadia, Florida (the “Arcadia Property”) shall occur three (3) business days following resolution of the erroneous legal description of the Arcadia Property, which resolution shall be deemed to have occurred if Escrowee is willing to issue a Title Policy with the correct legal description for the Arcadia Property without conditions or exceptions relating to the accuracy of such legal description (the “Arcadia Condition”) and, until such Closing, a portion of the Earnest Money Deposit equal to five percent (5.0%) of the Purchase Price allocated to the Arcadia Property in Schedule I of the Schedules shall be retained by Escrowee.
Notwithstanding the foregoing, (a) if the Greenville Condition is not satisfied by September 14, 2018, this Agreement shall be terminated as to said Greenville Property, the portion of the Earnest Money Deposit allocable to said Greenville Property held by Escrowee shall be promptly refunded to Purchaser and the parties shall have no further rights or obligations under this Agreement as to said Greenville Property, except for such matters as are expressly stated in this Agreement to survive such a termination, and (b) if the Arcadia Condition is not satisfied by September 14, 2018, this Agreement shall be terminated as to said Arcadia Property, the portion of the Earnest Money Deposit allocable to said Arcadia Property held by Escrowee shall be promptly refunded to Purchaser, and the parties shall have no further rights or obligations under this Agreement as to said Arcadia Property, except for such matters as are expressly stated in this Agreement to survive such a termination.

9.	SELLER’S AND PURCHASER’S REPRESENTATIONS AND WARRANTIES.
9.1 Brinker Propco represents and warrants only with respect to the Non-Florida Properties and Brinker Propco Florida represents and warrants only with respect to the Florida Properties, as the case may be, as follows::
A.    To Seller’s actual knowledge, no approval, order, authorization or consent of any governmental authority or any other person or entity, which has not been obtained, is required for or will arise out of any of the items set forth below:
(1)    the execution, delivery and performance of this Agreement and any other agreements, obligations or instruments referred to in or contemplated by this Agreement; or
(2)    the deeding, conveyancing, assignment or other transfer to Purchaser, in accordance with this Agreement, of the Properties.
B.    Brinker Propco and Brinker Propco Florida are each a corporation validly existing and in good standing under the laws of the State of Delaware.
C.    Except as set forth on Schedule 9.1(C) in the Schedules, there is no litigation, proceeding or investigation pending or, to Seller’s actual knowledge, threatened against Seller or affecting any individual Property or Properties which could reasonably be expected to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement and the Lease.
D.    Except as set forth on Schedule 9.1(D) in the Schedules, to Seller’s actual knowledge, Seller has not received written notice that any proceeding is pending or threatened for the total or partial condemnation of the Property.
E.    Except as set forth on Schedule 9.1(E) in the Schedules, to Seller’s actual knowledge, Seller has not received written notice from any governmental authority of any material violation by Seller of any Environmental Laws with respect to the Properties, which violations remain uncured as of the Effective Date.
F.    Except as set forth on Schedule 9.1(F) in the Schedules, to Seller’s actual knowledge, Seller has not received written notice from any governmental authority of any material violation of any municipal, county, State or Federal statutes, codes, ordinances, laws, rules or regulations applicable to the Properties, which violations remain uncured as of the Effective Date.
G.    To Seller’s actual knowledge, Seller has not taken any action to change the present use or zoning of or other entitlements or land-use permissions or restrictions upon any Property.
H.    Seller has no knowledge that any of Purchaser’s representations and warranties are untrue in any material respect.
I.    Except as may be set forth in the recorded title encumbrances and agreements disclosed by each applicable Title Commitment (the “Title Documents”) and the Operating Leases, to Seller’s actual knowledge, Seller has not entered into any contracts, leases, licenses or other written agreements with respect to the applicable Property, which would be binding on Purchaser after Closing, except for the contracts, leases, licenses or other written agreements set forth on Schedule 9.1(I) in the Schedules.
J.    Except as may be set forth in the Title Documents, to Seller’s actual knowledge, Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell any Property or any portion thereof to a third party. In the event of a conflict between the terms of this Section 9.1(J) and the terms set forth in that certain Exclusivity Agreement dated as of June 28, 2018 between the parties (the “Exclusivity Agreement”), the terms of this Section 9.1(J) shall control.
K.    Seller represents and warrants that (a) Seller is not knowingly acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, or engaging in, instigating or facilitating this transaction for or on behalf of any such person, group, entity or nation; (b) Seller is not engaging in this transaction, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering; and (c) none of the funds of such party to be utilized in this transaction have been or will be derived from any unlawful activity with the result that such party or any Property is subject to seizure, forfeiture or other such remedy or that this Agreement or the transactions hereunder are or will be in violation of law.
L.    While no representation is being made as to the accuracy of the financial information set forth in the 4-wall EBITDAR information provided to Purchaser, Seller represents that the 4-wall EBITDAR and property-level sales information was (a) based on the same sources that Seller uses for its own internal purposes and (b) prepared in good faith in Seller’s ordinary course of business.
M.    Seller represents that all maintenance charges or other assessments under any covenants, conditions, or restrictions of record applicable to Seller or its affiliates’ period of ownership of any Property have been or will be duly paid by Seller in the ordinary course of business.
9.2 All of the covenants, agreements, representations and warranties of Seller contained in this Agreement shall be deemed remade in all material respects on and as of Closing. Seller’s representations and warranties made in Section 9.1(A) through (L) (individually, a “Seller Warranty” and collectively, “Seller’s Warranties”) shall survive the Closing and not be merged therein for a period of ninety (90) days and Seller shall only be liable to Purchaser hereunder for a breach of a Seller’s Warranty with respect to which a claim is made by Purchaser in writing against Seller on or before the date which is ninety (90) days after the Closing Date. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Brinker Propco and Brinker Propco Florida collectively for breaches of Seller’s Warranties shall be limited to One Million Five Hundred Seventy Four Thousand Six Hundred Thirty One and 97/100 Dollars ($1,574,631.97) (the “Cap Amount”). Notwithstanding the foregoing, however, if the Closing occurs, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transaction, as the result of any of Seller’s Warranties being untrue, inaccurate or incorrect if Purchaser’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than (i) Fifty Thousand and No/100 Dollars ($50,000.00) for any one Property, or (ii) One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate for all Properties (the “Basket Amount”); provided, however, that if such aggregate amount is equal to or greater than the Basket Amount, Purchaser may recover the full amount of such damages (up to the Cap Amount) without any deduction of the Basket Amount therefrom. Without limitation, the provisions of this Section 9.2 are subject to and limited by the provisions of Section 21.11. For the avoidance of doubt, Seller’s indemnification obligations under this Agreement shall not include any claims, liabilities or obligations arising from matters disclosed in the Due Diligence Materials, including, but not limited to, any environmental matters disclosed by the Phase I Reports. Any amounts paid to Purchaser as a result of Seller’s breach of the Seller’s Warranties or its indemnification obligations hereunder shall be treated by all parties, to the extent such payment can be properly so characterized under applicable tax law, as an adjustment to the Purchase Price. Notwithstanding anything to the contrary in this Agreement, Seller shall have no liability, and Purchaser shall make no claim against Seller, for a breach of any Seller’s Warranty under this Agreement if (a) the failure or breach in question constitutes or results from a condition, state of facts or other matter that was disclosed in any of the documents or instruments made available in the Data Room (hereinafter defined) on or prior to 3:00 p.m. CST on the Effective Date, except to the extent such misrepresentation was knowingly or intentionally made by Seller (provided, however, that Seller is not deemed to have knowledge of the Due Diligence Materials posted in the Data Room), or (b) the failure or breach in question constitutes or results from a condition, state of facts or other matter that was actually known to Purchaser prior to Closing and Purchaser proceeds with the Closing.  As used herein the term “Data Room” means that certain virtual data-room provided by Named Broker (hereinafter defined) on behalf of Seller and accessible via URL:
https://esi.eastdilsecured.com/index.html#/warrooms/warroomOverview?id=5659b7d8-0a3a-4a6b-9d5d-55a067676d20.
Seller’s representations and warranties made in Section 9.1(M) (i) are not included within the definition of Seller’s Warranties, and (ii) shall survive the Closing and not be merged therein for a period of three hundred and sixty-five (365) days after the Closing Date. The condition precedent set forth in Section 6.1(A) shall be deemed satisfied with respect to Section 9.1(M) unless the amount of unpaid charges and assessments described in Section 9.1(M) exceeds (i) Fifty Thousand and No/100 Dollars ($50,000.00) for any one Property, or (ii) One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate for all Properties. Notwithstanding the foregoing, however, if the Closing occurs, Purchaser hereby expressly waives, relinquishes and releases any right to rescind this Agreement and the transaction, as the result of any representations and warranties made in Section 9.1(M) being untrue, inaccurate or incorrect.
9.3 For purposes of this Agreement, references to “Seller’s knowledge”, “Seller’s actual knowledge”, “the knowledge of Seller” the “actual knowledge of Seller”, “actually known to Seller” or words of similar import shall be deemed to refer solely to the actual knowledge of Daniel Fuller (Vice President and General Counsel of Brinker International, Inc.), Jennifer Hicks, Senior Property Manager of Brinker International, Inc., and Janet EL Busch, Senior Property Manager of Brinker International, Inc. on behalf of Seller and shall not include any obligation of further inquiry or investigation, nor any knowledge which could or should have been obtained, or matter which might be deemed to be known to such person, by virtue of constructive notice, inquiry notice, or any other form of notice or duty of investigation.
9.4 Purchaser represents and warrants as follows:
A.    Purchaser is a limited liability company, validly existing and in good standing under the laws of the State of Delaware. At Closing Purchaser will have all power and authority to own and operate the Properties.
B.    Purchaser now has, and at Closing Purchaser will have, the requisite power and authority to enter into and perform the terms of this Agreement. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all necessary parties and no other proceedings on the part of Purchaser are or at Closing will be necessary in order to permit it to consummate the transaction contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and (assuming valid execution and delivery by Seller) is a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms.
C.    There is no litigation, proceeding or investigation pending or, to Purchaser’s actual knowledge, threatened against Purchaser which could reasonably be expected to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement.
D.    Purchaser has currently available to it, and will have at and after the Closing, funds available to it sufficient to consummate its purchase of the Property and the transactions contemplated by this Agreement.
E.    Purchaser has no knowledge that any of Seller’s representations and warranties are untrue in any material respect.
F.    Purchaser represents and warrants that (a) Purchaser is not knowingly acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, or engaging in, instigating or facilitating this transaction for or on behalf of any such person, group, entity or nation; (b) Purchaser is not engaging in this transaction, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering; and (c) none of the funds of such party to be utilized in this transaction have been or will be derived from any unlawful activity with the result that such party or any Property is subject to seizure, forfeiture or other such remedy or that this Agreement or the transactions hereunder are or will be in violation of law
9.5 All of the covenants, agreements, representations and warranties of Purchaser contained in this Agreement shall be deemed remade in all material respects on and as of Closing.
9.6 For purposes of this Agreement, references to “Purchaser’s knowledge”, “Purchaser’s actual knowledge”, “the knowledge of Purchaser” the “actual knowledge of Purchaser”, or “actually known to Purchaser” or words of similar import shall be deemed to refer solely to the actual knowledge of James L. Brat, General Counsel of Four Corners Property Trust, Inc., on behalf of Purchaser and shall not include any obligation of further inquiry or investigation, nor any knowledge which could or should have been obtained, or matter which might be deemed to be known to such person, by virtue of constructive notice, inquiry notice, or any other form of notice or duty of investigation.
[Section 9.7 on next page]

9.7 EXCEPT FOR THOSE WARRANTIES AND REPRESENTATIONS SPECIFICALLY MADE BY SELLER IN THIS AGREEMENT OR IN THE DOCUMENTS DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 11.1 HEREOF (COLLECTIVELY, THE “SELLER WARRANTIES”), AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, PURCHASER AGREES TO ACCEPT THE ASSETS ON AN “AS IS” AND “WHERE IS” BASIS, WITH ALL FAULTS, WHETHER KNOWN OR UNKNOWN, AS OF THE CLOSING DATE, AND NO WARRANTY OR REPRESENTATION OF ANY TYPE IS MADE BY SELLER WITH RESPECT TO THE ASSETS INCLUDING, WITHOUT LIMITATION, AS TO ANY OF THE FOLLOWING: (I) FITNESS FOR ANY PARTICULAR PURPOSE, (II) MERCHANTABILITY, (III) CONDITION, (IV) ABSENCE OF DEFECTS OR FAULTS, (V) ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, (VI) FLOODING, OR (VII) COMPLIANCE WITH LAWS AND REGULATIONS, INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT, AS THEY MAY APPLY TO THE CURRENT CONDITION OF THE ASSETS OR PURCHASER’S INTENDED DEVELOPMENT, CONSTRUCTION OR USE, OR FOR ANY OTHER PURPOSE. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE, AND LEGAL CONDITION OF THE ASSETS AND THAT PURCHASER IS NOT NOW RELYING, AND WILL NOT LATER RELY, UPON ANY REPRESENTATIONS AND WARRANTIES MADE BY SELLER, EXCEPT THE SELLER WARRANTIES, OR ANYONE ACTING, OR CLAIMING TO ACT, BY, THROUGH OR UNDER SELLER OR ON SELLER’S BEHALF CONCERNING THE ASSETS. THE PROVISIONS OF THIS SECTION SHALL SURVIVE INDEFINITELY ANY CLOSING OR TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED INTO ANY DOCUMENTS, EXECUTED OR DELIVERED AT CLOSING.
Seller’s Initials: /s/ DF                Purchaser’s Initials: /s/ GM
[Section 10 on next page]

10.    SELLER’S COVENANTS AND AGREEMENTS. Seller covenants and agrees with Purchaser that from the date hereof and until the Closing:
10.1 Seller shall promptly deliver to Purchaser copies of all notices of material violations of laws, ordinances, orders, regulations or requirements relating to the Properties which are actually received by Seller from the date hereof through the Closing Date; provided, however, that Seller shall promptly deliver to Purchaser copies of all material notices of violations of laws, ordinances, orders, regulations or requirements relating to the Properties and related to Environmental Laws or Hazardous Materials, which are actually received by Seller from the date hereof through the Closing Date and which are actually known to Seller.
10.2    Seller shall use commercially reasonable and diligent efforts to keep Purchaser timely and fully informed of any events which could reasonably be expected to cause any of Seller’s representations and warranties contained in this Agreement to be no longer accurate.
10.3    Seller hereby covenants not to offer for sale or solicit offers to purchase any Property unless this Agreement has been terminated in writing with respect to such Property. In the event of a conflict between the terms of this Section 10.3 and the terms set forth in the Exclusivity Agreement, the terms of this Section 10.3 shall control.
10.4    Seller hereby covenants that it shall pay all income, transfer, transaction privilege, excise, sales, use or similar taxes imposed upon Seller or its predecessor-in-title relating to or as a result of the development, sale or rental of the Properties prior to the Closing Date. Seller will indemnify, defend and hold harmless Purchaser and Purchaser’s affiliates, members, officers, directors, shareholders, partners, agents, employees and advisors from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including without limitation reasonable attorneys’ fees and costs) relating to a breach of such tax payment obligations. The foregoing indemnity shall survive Closing and shall not be merged into any documents executed or delivered at Closing.
11.    CLOSING; CLOSING DOCUMENTS.
11.1 At least one (1) business day prior to Closing (except as otherwise expressly provided below), Seller shall deliver to Purchaser (by means of deposit into the Closing Escrow) the following:
A.    A Deed, with respect to each Property, duly executed and acknowledged by or on behalf of Seller, in the form required by Article 3.
B.    A counterpart of each Lease, with respect to each Property, duly executed and acknowledged by or on behalf of Seller in the form required by Article 1.
C.    A separate Guaranty of Lease Agreement for each Lease, duly executed by the Guarantor referenced in each Lease, in the form provided for in each Lease (collectively, the “Guaranties”).
D.    Seller’s duly executed closing statement in accordance herewith.
E.    A certificate that each Seller is not a “foreign person” for the purposes of Section 1445 of the Internal Revenue Code of 1986, as amended, in the form reasonably approved by Seller and Escroweee.
F.    Any applicable state or local withholding exemption certificates as reasonably requested by Purchaser in writing at least five (5) business days prior to Closing (including, without limitation, California Form 593-C) evidencing a complete exemption from any state or local withholding requirement.
G.    All applicable state, county and municipal transfer declarations and Transfer Tax forms, and any other required governmental certificates, duly executed by the applicable Seller.
H.    A counterpart of that certain Memorandum of Lease in the form attached to each applicable Lease (the “Memo of Lease”), with respect to each Property, duly executed and acknowledged by or on behalf of the Seller.
I.    Owner’s affidavits reasonably acceptable to Escrowee to facilitate the issuance of Title Policies to Purchaser, duly executed by the applicable Seller.
J.    All other documents required to be delivered by Seller pursuant to the terms of this Agreement or any Lease if not previously delivered, and such other instruments or documents as may be reasonably necessary or advisable in Purchaser’s or Escrowee’s judgment to effect and evidence the transactions contemplated herein.
11.2    At least one (1) business day prior to Closing (except as expressly provided below), Purchaser shall deliver to Seller (by means of deposit into the Closing Escrow) the following:
A.    The Closing Payment (which the parties agree may be delivered at any time prior to Closing).
B.    A counterpart of each Lease, with respect to each Property, duly executed and acknowledged by or on behalf of Purchaser in the form required by Article 1.
C.    Purchaser’s duly executed closing statement in accordance herewith.
D.    All applicable state, county and municipal transfer declarations, Transfer Tax forms, and any other required governmental certificates, duly executed by Purchaser.
E.    A counterpart of each Memo of Lease, duly executed and acknowledged by or on behalf of the Purchaser.
F.    All other documents required to be delivered by Purchaser pursuant to the terms of this Agreement if not previously delivered, and such other instruments or documents as may be reasonably necessary or advisable in Seller’s or Escrowee’s judgment to effect and evidence the transactions contemplated herein.
12.    CLOSING COSTS.
12.1 The costs and expenses relating to the transactions and transfers contemplated by this Agreement shall be split by the parties as follows: (A) Seller shall pay the cost of (i) the base premium for the Title Policies and the cost of any curative endorsement obtained by Seller to cure any Unpermitted Exception, but only to the extent that Seller affirmatively agrees to cure the Unpermitted Exception (i.e., through a special endorsement negotiated by Seller and Escrowee) in Seller’s Title Response (the “Curative Endorsements”), (ii) 50% of the escrow fees and related charges imposed by Escrowee, (iii) the recording fees in connection with the Memos of Lease; and (iv) the cost of the Due Diligence Materials ordered by the Seller, and (B) Purchaser shall pay the cost of (w) the recording fees in connection with the Deeds, (x) 50% of the escrow fees and related charges imposed by Escrowee, (y) any endorsements to the Title Policies (except the Curative Endorsements), including the cost of extended coverage, and (z) any costs, expenses or charges in connection with any loan or financing obtained by Purchaser, including, without limitation, the cost of any lender’s policy or policies of title insurance issued to any lender to Purchaser. Each party shall be responsible to pay the fees and expenses of their legal counsel.
12.2    All transfer, documentary, sales, use, stamp, registration and other such federal, state and local taxes and fees (including any penalties, interest, additions to tax and costs and expenses relating to such taxes, but excluding any transfer gains taxes), whether for real or personal property, incurred in connection with the consummation and performance of the transactions contemplated hereby (collectively, the “Transfer Taxes”) shall be split 50/50 by Seller, on one hand, and Purchaser, on the other. Purchaser shall timely prepare and file all tax returns and other filings with respect thereto, unless otherwise required by law or agreed to by the parties. Purchaser and Seller will cooperate with each other in the preparation of any such tax returns or other filings.
12.3    No proration shall be made of real estate taxes, utility charges and maintenance expenses with respect to the Properties (the parties acknowledging that Seller shall be responsible for all such charges, taxes and expenses under each respective Lease).
12.4    This Article 12 shall survive the Closing.
13.    CASUALTY; CONDEMNATION.
13.1 Casualty.
(a)    If, prior to the Closing, the Improvements on any of the Properties are destroyed or damaged by fire, other casualty or any act or occurrence (“Casualty”), Seller shall notify Purchaser thereof promptly after Seller becomes aware thereof.
(b)    In the event of any Casualty at any of the Properties, then this Agreement shall continue in force and effect provided, however, that should the Casualty not have been repaired prior to Closing then any proceeds of insurance with respect to such Casualty actually received by Seller shall be handled pursuant to the terms of the Lease applicable to such Property and Seller shall complete (or cause the completion of) such repairs pursuant to the applicable Lease.
(c) Purchaser and Seller hereby irrevocably waive the provision of any statute that provides for a different outcome or treatment in the event the Property shall be taken or damaged or destroyed by fire of other casualty, including, without limitation, the provisions of Texas Property Code §5.007.
13.2 Condemnation.
(a)    In the event that any condemnation proceedings are commenced or threatened in writing against any of the Properties (“Condemnation”), Seller shall notify Purchaser thereof promptly after Seller becomes aware thereof. Should such Condemnation be commenced against all or a material portion of the Property (a “Material Condemnation”), then Purchaser shall have the right to exclude such Property(ies) (each, a “Material Condemnation Excluded Property”) prior to the Closing Date by delivering a written notice (“Notice of Material Condemnation Exclusion”) to Seller of Purchaser’s election to exclude a Material Condemnation Excluded Property. In the event Purchaser timely delivers a Notice of Material Condemnation Exclusion pursuant to the immediately preceding sentence, then the Purchase Price shall be adjusted to account for the exclusion of such Material Condemnation Excluded Property by deducting the amount of the Purchase Price allocated to such Properties on Schedule I in the Schedules and neither party shall have any further rights or obligations hereunder with respect to such Material Condemnation Excluded Property, except for the obligations expressly deemed, pursuant to the terms and provisions of this Agreement, to survive the termination of this Agreement. As used herein, a Material Condemnation shall be any condemnation which (i) would result in the tenant under the applicable Lease having a right of termination thereunder and such tenant does not waive such right of termination in writing prior to the date that is five (5) days from the date that Purchaser receives notice of such condemnation, or (ii) results in required repairs or renovations to the affected Property, the cost of which is reasonably estimated to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).
(b)    Should either (i) the Condemnation not be a Material Condemnation (in which case Purchaser shall not have the right to terminate this Agreement on account of such Condemnation) or (ii) the Condemnation be a Material Condemnation but Purchaser shall not have elected to terminate this Agreement as provided for in Section 13.2(a), then this Agreement shall continue in force and effect provided, however, that should any damage to the Property caused by such Condemnation not have been repaired prior to Closing then any condemnation awards with respect to such Condemnation actually received by Seller shall be handled pursuant to the terms of the applicable Lease and Seller shall complete (or cause the completion of) such repairs pursuant to the applicable Lease.
14.    BROKER.    Other than any commission payable by Seller to Eastdil Secured (“Named Broker”) pursuant to a separate agreement between Seller and Named Broker, Seller and Purchaser each represent and warrant to the other, that they know of no brokers or other persons or entities who have been instrumental in submitting or showing the Properties to, or procuring Purchaser, or entitled to any commission in connection therewith (herein referred to as “Broker”). If any claim for a broker’s commission, finder’s fee or other like payment in connection with the submission of the Properties or the negotiation, execution or consummation of the transaction herein provided (a “Broker’s Claim”) other than by Named Broker is asserted against Seller or its affiliates, members, officers, directors, shareholders, partners, agents, employees or advisors, Purchaser shall indemnify, defend and hold harmless Seller and its affiliates, members, officers, directors, shareholders, partners, agents, employees and advisors from and against any and all loss, damage, liability or expense, including costs and reasonable attorneys’ fees, which Seller or its affiliates, members, officers, directors, shareholders, partners, agents, employees or advisors may incur or sustain by reason of such Broker’s Claim if the Broker’s Claim is based upon any statement, representation or agreement shown to have been made or entered into by Purchaser or its agents or representatives. If any such Broker’s Claim is asserted against Purchaser or Purchaser’s affiliates, members, officers, directors, shareholders, partners, agents, employees or advisors, Seller shall indemnify, defend and hold harmless Purchaser and Purchaser’s affiliates, members, officers, directors, shareholders, partners, agents, employees and advisors from and against any and all loss, damage, liability or expense, including costs and reasonable attorneys’ fees, which Purchaser or Purchaser’s affiliates, members, officers, directors, shareholders, partners, agents, employees or advisors may incur or sustain by reason of such Broker’s Claim if the Broker’s Claim is based upon any statement, representation or agreement shown to have been made or entered into by Seller or its agents or representatives. The terms of this Article 14 shall survive the termination of this Agreement and shall also survive Closing and shall not be deemed to merge into the Deed.
15.    NOTICE. All notices to be given hereunder shall be hand delivered, or sent by registered or certified mail, return receipt requested, with postage prepaid, or sent by Federal Express or other comparable nationwide overnight air courier service to the parties at the following addresses or electronic mail addresses (or to such other or further addresses or electronic mail addresses as the parties may hereafter designate by like notice similarly sent):
A.    If intended for Brinker Propco or Brinker Propco Florida, to:
Brinker Property Corporation and Brinker Propco Florida, Inc.
c/o Brinker International
6820 LBJ Freeway
Dallas, Texas 75240
Attention:     General Counsel

with a copy to:
Perkins Coie LLP
131 S. Dearborn Street, Suite 1700
Chicago, Illinois 60603
Attention:    Jaclyn A. McNally

B.    If intended for Purchaser, to:
FCPT ACQUISITIONS, LLC
C/O FOUR CORNERS PROPERTY TRUST
591 REDWOOD HIGHWAY, SUITE 1150
MILL VALLEY, CA 94941
ATTN: JAMES BRAT, ESQ.
TEL.: (415) 965-8033
FAX: (415) 877-9963
E-MAIL: JIM@FOURCORNERSPROPERTYTRUST.COM

with a copy to:
BUCHALTER, P.C.
16435 N. SCOTTSDALE ROAD, SUITE 440
SCOTTSDALE, AZ 85254-1754
ATTN: KEVIN T. LYTLE, ESQ.
TEL: (480) 383-1809
FAX: (480) 824-9400
EMAIL: KLYTLE@BUCHALTER.COM

Any notice given hereunder shall be deemed given on the date and at the time of delivery (or the first business day thereafter if delivered on Saturday, Sunday or legal holiday) to any of said addresses. The inability to deliver notice because of changed address or electronic mail address of which no notice was given hereunder, rejection or any refusal to accept any notice shall be deemed to be the receipt of the notice as of the date of such inability to deliver, rejection or refusal to accept. Any party’s above-named attorney may give an effective and binding notice in accordance with this Section 15 on behalf of such party. Further, each notice shall be effective and binding even though the above-described copy of such notice is not received by the above-described parties to whom only a copy of such notice is to be transmitted.
16.    POSSESSION. On the Closing Date, Seller shall deliver possession of the Properties to Purchaser subject to (i) the rights of any persons or entities under the Permitted Exceptions and (ii) the Leases. All risk of loss or damage with respect to the Properties shall, subject to the terms of each applicable Lease, pass from Seller to Purchaser at the Closing.
17.    TIME OF THE ESSENCE. Time, wherever specified herein for the performance by Seller or Purchaser of any of their respective obligations hereunder, is hereby declared to be of the essence of this Agreement.
18.    CAPTIONS OR HEADINGS. The captions or headings of the Sections of this Agreement are for convenience only, and shall not control or affect the meaning or construction of any of the terms or provisions of this Agreement.
19.    CONFIDENTIALITY; PUBLICITY. The parties acknowledge and agree that all information received by Purchaser or Seller pursuant to this Agreement shall, except to the extent otherwise provided herein, be governed by the terms and provisions of that certain Principal Confidentiality Agreement dated May 9, 2018 prepared by Named Broker and executed by Purchaser (the “Confidentiality Agreement”). The Parties ratify, approve and agree to be bound by all of the terms and provisions of the Confidentiality Agreement, provided, however, that notwithstanding the terms of the Confidentiality Agreement, Purchaser may disclose information to its agents and to potential third party buyers of any of the Properties and their lenders, as described in, and subject to the limitations set forth in, Section 7.4. All publicity relating to this Agreement and the sale of the Properties hereunder shall be released subject to the terms of the confidentiality provisions of this Agreement and the Confidentiality Agreement and only after prior consultation with the other party. The parties agree not to disclose publicly (except as required by law, including any applicable securities law or other legal disclosure obligations of such party or any consolidated group of which it is a part, or as may be required by debt instruments and/or financing or credit agreements by which the parties are bound) any financial information in connection with the sale of the Properties hereunder. The parties agree that (i) either party may disclose this Agreement and the terms and conditions to the extent required by law, including any applicable securities law or other legal disclosure obligations of such party or any consolidated group of which it is a part, or as may be required by debt instruments and/or financing or credit agreements by which the parties are bound, and (ii) to the extent that both Seller and Purchaser are required to disclose this Agreement as required by law, Seller and Purchaser shall mutually agree on the timeframe for such disclosure; provided, however, that such disclosure must occur no later than four (4) Business Days after the Effective Date. Notwithstanding anything to the contrary contained in this Agreement and/or the Confidentiality Agreement (including any provision of the Confidentiality Agreement providing that the same shall terminate upon the parties execution of a purchase and sale agreement or similar agreement regarding the acquisition of the Assets), the provisions of this Article 19 and of the Confidentiality Agreement shall survive termination of this Agreement, but not the Closing (except that the Confidentiality Agreement shall survive with respect to any Properties that are not acquired by Purchaser hereunder).
20.    RADON GAS. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantity, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in some of the states where the Properties are located Additional information regarding radon and radon testing may be obtained from county public health units.
21.    MISCELLANEOUS.
21.1    This Agreement, and the Exhibits and the Schedules attached hereto embody the entire agreement between the parties in connection with this transaction and there are no oral or parol agreements, representations or inducements existing between the parties relating to this transaction which are not expressly set forth herein and covered hereby; this Agreement may not be modified except by a written agreement signed by all of the parties.
21.2    This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors, and permitted assigns. Purchaser shall not assign or transfer all or any part of its interest hereunder without the express written consent of Seller (which consent may be withheld in Seller’s sole and absolute discretion); except that, notwithstanding the foregoing, Purchaser may, without the consent of Seller, assign all of its rights and obligations under this Agreement to an entity or entities as to which over 90% of the equity ownership interest in which, and over 90% of the voting control of which, are owned and controlled by Purchaser or under common ownership and control with Purchaser, provided that (i) upon the occurrence of such assignment, Purchaser and such assignee(s) shall be and remain jointly and severally liable for the obligations and liabilities of Purchaser under this Agreement; provided, however, that if Closing occurs the assignor (but not the assignee) shall thereupon be relieved of all the assignor’s obligations arising under this Agreement before, on and after Closing, and (ii) Purchaser shall have delivered to Seller, on or before the date which is five (5) days prior to the Closing Date, a written instrument effectuating such assignment and providing for both the assumption by the assignee of all of the obligations and liabilities of Purchaser under this Agreement and such joint and several liability of Purchaser and the assignee.
21.3    No written waiver by any party at any time of any breach of any provision of this Agreement shall be deemed a waiver of any breach of any other provision herein or a consent to any subsequent breach of the same or any other provision. If any action by any party shall require the consent or approval of another party, such consent or approval of such action on any occasion shall not be deemed a consent to or approval of such action on any subsequent occasion or a consent to or approval of any other action on the same or any subsequent occasion.
21.4    This Agreement shall be governed by and interpreted in accordance with the laws of Texas, without reference to the conflicts of laws principles of such State.
21.5    This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller has contributed substantially and materially to the preparation of this Agreement.
21.6    This Agreement may be executed in any number of counterparts which together shall constitute the Agreement. Executed signature pages of this Agreement transmitted via facsimile or electronic mail shall be valid and binding as original signatures and shall be considered an agreement of the respective parties to fully execute and deliver originally signed copies of this Agreement.
21.7    Should the date provided for under this Agreement for the giving of any notice or the performance of any obligation be a Saturday, Sunday or legal holiday for national banks in the location where any Property is located then the giving of such notice or the performance of such obligation, as applicable, shall be excused until the next day which is neither a Saturday, Sunday, or legal holiday.
21.8    In the event of any dispute or litigation arising out of this Agreement (including any post-judgment collection proceedings), the prevailing party (as determined by the court having jurisdiction) shall be entitled to recover its fees and costs (including reasonable attorneys’ fees and costs) from the non-prevailing party.
21.9    If requested by Seller or Purchaser (the “Requesting Party”), the other party (the “Non Requesting Party”) shall cooperate with the Requesting Party in effecting a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code (a “1031 Exchange”) and execute any documents customarily required in connection therewith, provided that: (i) the Non Requesting Party shall incur no liability whatsoever, (ii) the Requesting Party pays all costs and expenses incident thereto and (iii) the effectuation of the 1031 Exchange does not delay, in any way, the Closing in accordance herewith nor shall the consummation or accomplishment of the 1031 Exchange be a condition precedent or a condition subsequent to the Non Requesting Party’s obligations under this Agreement, (iv) the Requesting Party shall indemnify the Non Requesting Party with respect to any liability in connection with the 1031 Exchange, (v) in no event shall the 1031 Exchange release any party from its obligation to perform its obligations under this Agreement and (vi) any documents to be executed by the Non Requesting Party must be reasonably acceptable to the Non Requesting Party in the exercise of its sole and absolute discretion. The Non Requesting Party shall not by this Agreement or by acquiescence to the 1031 Exchange (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the Requesting Party that the 1031 Exchange complies with Section 1031 of the Internal Revenue Code.
21.10    Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of this Agreement.

21.11 In no event shall any obligations, remedies, restrictions or limitations applicable to Seller or Purchaser under this Agreement (including without limitation any limitations of liability or damages regarding any default by Seller hereunder) limit any obligations of Seller or Purchaser under any of the other transaction documents, including without limitation the Leases and Guaranties.

21.12 The Texas Real Estate License Act requires written notice to Purchaser that it should have an attorney examine an abstract of title to the property being purchased or obtain a title insurance policy. Notice to that effect is, therefore, hereby given to Purchaser.

21.13    Additional Action for Baton Rouge Property. The parties acknowledge that EMG recommended in connection to its work conducting a Phase I Environmental Site Assessment for the Property referenced as “Baton Rouge-Chili’s” on Schedule I in the Schedules that, if not planned for future use, two apparent groundwater monitoring wells at such Property should be properly abandoned according to all applicable regulations. Brinker Propco hereby covenants to commence the process of closure of such wells within two (2) years after the Closing Date and shall use commercially reasonable efforts to complete such closure in a timely manner thereafter; provided, however, if Brinker Propco or Purchaser is given notice by a duly authorized governmental agency to complete such closure in a shorter period of time, then Brinker Propco shall use commercially reasonable efforts to complete such closure within such shorter period of time.

21.14    This Article 21 shall survive termination of this Agreement and Closing.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above set forth.
SELLER:

BRINKER PROPERTY CORPORATION, a Delaware corporation By: /s/ Daniel S. Fuller Name: Daniel S. Fuller Its: Vice President

BRINKER PROPCO FLORIDA, INC., a Delaware corporation By: /s/ Daniel S. Fuller Name: Daniel S. Fuller Its: Vice President

PURCHASER:

FCPT ACQUISITIONS, LLC, a Delaware limited liability company By: /s/ Gerald Morgan Name: Gerald Morgan Its: President

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